Exhibit 99.2

Performant Financial Corporation Announces Proposed Public Offerings of

Convertible Senior Notes and Common Stock

Livermore, California, January 28, 2015 - Performant Financial Corporation (NASDAQ: PFMT) (“Performant”) announced today that it intends to offer, subject to market and other conditions, $80 million aggregate principal amount (or up to an aggregate of $92 million aggregate principal amount if the underwriters named below exercise their over-allotment option in full) of convertible senior notes due 2020 (the “Notes”) and $50 million of Performant common stock (or up to $57.5 million of common stock if the underwriters exercise their over-allotment option in full) in separate registered public offerings (the “Offerings”). Morgan Stanley & Co. LLC, and SunTrust Robinson Humphrey, Inc. will act as joint book-running managers for each of the Offerings.

Performant intends to use all of the net proceeds from the Offerings to fund payments in connection with its pending acquisition of Premier Healthcare Exchange, Inc. (“PHX”), announced today, including the approximately $113.9 million cash payment to be made at the closing of the PHX acquisition and the funding of a $13.0 million escrow deposit related to future potential earnout payments that are tied to PHX’s 2015 revenues.  This cash payment represents the $108 million cash portion of the purchase price for PHX payable at closing, plus an estimated $5.9 million positive working capital adjustment.

When issued, the Notes will be senior unsecured obligations of Performant, will pay interest semi-annually and will not be redeemable prior to maturity. The Notes will mature on February 15, 2020. Prior to August 15, 2019, the Notes will be convertible only during certain periods and subject to certain circumstances, into cash, shares of Performant common stock, or a combination of cash and shares of Performant common stock, at Performant’s election. The Notes will be convertible at any time from August 15, 2019 until the second trading day immediately prior to the maturity date of the Notes. The final terms of the Notes, including the interest rate, conversion rate and other terms, will be determined at the time of pricing.

The Notes and Performant common stock will be issued pursuant to an effective shelf registration statement. Before investing in the Offerings, interested parties may read the preliminary prospectus supplement and accompanying prospectus for each Offering and the other documents Performant has filed with the SEC. Copies of the preliminary prospectus supplement and accompanying prospectus relating to each  Offering may be obtained from Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014-4606, telephone: (866) 718-1649 (toll free), email: prospectus@morganstanley.com or SunTrust Robinson Humphrey, Inc., Attn: Prospectus Department, 3333 Peachtree Rd NE, Atlanta, GA 30326, Telephone: 404-926-5744, email: strh.prospectus@suntrust.com.  An electronic copy of the preliminary prospectus supplement and accompanying prospectus relating to each Offering is available on the website of the Securities and Exchange Commission at http://www.sec.gov.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. Any offer, if at all, will be made only by means of preliminary prospectus supplement and the accompanying prospectus forming a part of the effective registration statement.

About Performant Financial Corporation

Performant helps government and commercial organizations enhance revenue and contain costs by preventing, identifying and recovering waste, improper payments and defaulted assets. Performant is a leading provider of these services in several industries, including healthcare, student loans and government. Powered by their proprietary analytic platform and proprietary workflow technology, Performant also provides professional services related to the recovery effort, including reporting capabilities, support services, customer care and stakeholder training programs meant to mitigate future instances of improper payments. Founded in 1976, Performant is headquartered in Livermore, California.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the  Offerings and the amount of  Notes and Performant common stock to be sold, the granting of the over-allotment options, the intended use of proceeds of the Offerings and Performant’s proposed acquisition of Premier Healthcare Exchange, Inc. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, market and other conditions that may affect Performant’s ability to complete the proposed Offerings, the conditions to the closing of the acquisition of Premier Healthcare Exchange, Inc. and other risks and uncertainties described in the “Risk Factors” section of our Preliminary Prospectus Supplement filed with the Securities and Exchange Commission on January 28, 2015.  All forward-looking statements are made as of the date of this press release and Performant does not undertake to update any forward-looking statements based on new developments or changes in its expectations.

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CONTACT:                         Richard Zubek

Investor Relations

925-960-4988

investors@performantcorp.com